                            CONTRACT MINING AGREEMENT

         THIS CONTRACT MINING AGREEMENT (this "Agreement"), is made and entered into as of the 9th day of April, 1999, and shall be effective as of April 12, 1999 (the "Effective Date"), by and between ANKER WEST VIRGINIA MINING COMPANY, INC., a West Virginia corporation ("AWVMC"), and STEYER FUEL, INC., a Maryland corporation ("Independent Contractor").

         WHEREAS, AWVMC owns and operates an underground mining operation in the Bakerstown seam of coal in Garrett County, Maryland, and known as the "Steyer Mine"; and

         WHEREAS, AWVMC desires to engage Independent Contractor as a contract miner for the Steyer Mine;

         NOW, THEREFORE, that for and in consideration of the strict and mutual performance and observance of the terms, conditions, covenants, stipulations, guarantees and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                            Term and Nature of Mining

         Section 1.1 -- Engagement of an Independent Contractor. AWVMC does hereby engage Independent Contractor as an independent contractor upon the terms and conditions hereinafter set forth, and Independent Contractor covenants and agrees (i) to mine and remove, by usual and accepted underground mining methods, and as otherwise herein specified, all of the mineable and merchantable coal within and from the Bakerstown seam of coal in, on and underlying those certain tracts or parcels of real property described in Section 1.3 of this Agreement (the "Coal"), (ii) to screen the run of mine Coal on areas at or near the Steyer Mine; (iii) to stockpile the Coal and Refuse (as hereinafter defined) on areas at or near the Steyer Mine as designated by AWVMC from time to time, (iv) to transport the Coal and Refuse as herein provided, and (v) maintain the Refuse Disposal Area(s) (as hereinafter defined) (all of said work is hereinafter collectively referred to as the "Work"). Independent Contractor expressly agrees to perform the Work in a diligent and professional manner and in accordance with the terms and conditions of this Agreement and any and all of the permits now or hereafter acquired for the Steyer Mine, including, without limitation, Maryland Bureau of Mine Permit Number DM-90-109, Maryland Department of the Environment, Air and Radiation Management Administration, Permit Number 990128, and NPDES Permit Number MD0062081 (collectively, the "Permits").

                  Section 1.2 -- Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the earlier of (i) December 31, 2002, (ii) the expiration or termination of the Mettiki Agreement (as hereinafter defined) or (ii) the date on which all of the mineable and merchantable Coal has been mined and removed from the Premises (the "Termination Date"), unless sooner terminated as provided herein or under applicable law. Prior to the Termination Date, the parties agree to discuss the extension of the term of this Agreement and the other terms and conditions hereof; provided, however, this term or other provisions shall not be amended except upon terms and conditions mutually agreeable to the parties. Notwithstanding anything herein to the contrary, AWVMC may terminate this Agreement at any time for any reason or no reason upon ninety (90) days prior written notice to Independent Contractor. In the event Independent Contractor is experiencing problems in performing the Work or anticipates the it will be unable to perform the Work with a reasonable level of profit, Independent Contractor shall notify AWVMC thereof and identify the current or anticipated problems facing Independent Contractor (the "Initial Notice"). During the 30-day period following the Initial Notice, AWVMC and Independent Contractor shall meet to discuss said current or anticipated problems and any potential solutions to said problems. If at the end of said 30-day period AWVMC and Independent Contractor have been unable to resolve the current or anticipated problems in a mutually satisfactory manner and Independent Contractor is unable to perform the Work under this Agreement with a reasonable level of profit, Independent Contractor shall have the right to terminate this Agreement by providing written notification to AWVMC that it is electing to terminate this Agreement (the "Termination Notice"). If Independent Contractor provides the Termination Notice to AWVMC, this Agreement shall terminate upon the 45th day following the date of receipt of such Notice by AWVMC. If requested in writing by AWVMC at least 10 days prior to the effective date of the termination of this Agreement as provided in the preceding sentence, Independent Contractor shall continue to perform the Work under this Agreement following said termination upon the same terms and conditions hereof for a period of up to 60 days, provided that AWVMC reimburses Independent Contractor for the losses it incurs in performing the Work during such period. Independent Contractor shall submit an invoice to AWVMC for reimbursement of such losses, together with financial statements and other documentation which supports the request for reimbursement. AWVMC shall reimburse Independent Contractor for such losses within five days of its receipt of the request for reimbursement. AWVMC shall have the right to inspect, audit and copy the books and records of Independent Contractor to assist it in verifying the amount of losses claimed by Independent Contractor. .

                  Section 1.3 -- Area Designated for Mining. The area to be mined by Independent Contractor under this Agreement will be designated by AWVMC in the Bakerstown seam of coal in or under those certain tracts or parcels of land in Garrett County, Maryland, which are shown on the map attached hereto and made a part hereof as Exhibit A and all subsequent revision map(s) (the "Premises"). Exhibit A is not intended to indicate expressly or by implication that all areas depicted on said map are hereby being designated or will hereafter be designated by AWVMC for mining by Independent Contractor. In addition, other areas may be added to the area to be mined, and the description and boundaries of the area to be mined by Independent Contractor may otherwise be changed from time to time by attaching a revised map or maps to this Agreement which have been mutually agreed upon by both parties. This Agreement shall be applicable to such additional areas, if any, as if the same were initially described herein, and such areas shall be deemed a part of the Premises.

                  Section 1.4 -- Non-exclusive Right to Mine. Independent Contractor acknowledges that AWVMC may engage one or more individuals or entities in addition to Independent Contractor on a non-exclusive basis to mine and deliver the Coal from the Premises and to utilize facilities located on or adjacent to the Premises under separate agreements in which the financial terms may vary in each case. Independent Contractor further acknowledges that neither the designation by AWVMC of any particular area from which Independent Contractor is to mine the Coal nor anything else contained in or done pursuant to this Agreement shall imply or create any right, exclusive or otherwise, in Independent Contractor to mine all of the Coal in such area, and Independent Contractor shall have the right to mine only so much of the Coal as AWVMC may, from time to time, direct or permit. It is expressly understood and agreed, however, that AWVMC shall not exercise nor shall AWVMC have the right to exercise any supervision or control whatsoever over the Work performed by Independent Contractor under this Agreement.

                                   ARTICLE II

                         Representations and Warranties

         Section 2.1 -- Representations and Warranties of AWVMC. AWVMC MAKES NO, AND HEREBY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE QUANTITY, QUALITY OR CONDITION OF THE COAL LOCATED IN OR RECOVERABLE FROM THE PREMISES OR THE EQUIPMENT TO BE USED BY

OR LEASED TO INDEPENDENT CONTRACTOR. AWVMC ALSO MAKES NO, AND HEREBY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE DURATION, ECONOMIC FEASIBILITY OR LIKELIHOOD OF SUCCESS OF THE WORK TO BE PERFORMED BY INDEPENDENT CONTRACTOR UNDER THIS AGREEMENT. INDEPENDENT CONTRACTOR HEREBY EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT THE DESIGNATION BY AWVMC OF ANY AREA(S) TO BE MINED SHALL NOT CONSTITUTE ANY REPRESENTATION OR WARRANTY WHATSOEVER BY AWVMC THAT THE AREA(S) SO DESIGNATED ARE SUITABLE FOR OR CONDUCIVE TO MINING OR PRODUCING COAL OF A QUANTITY OR QUALITY REQUIRED UNDER THIS AGREEMENT. INDEPENDENT CONTRACTOR FURTHER ACKNOWLEDGES THAT AWVMC HAS NOT MADE ANY REPRESENTATION OR WARRANTY WITH REGARD TO ANY OF THE FOREGOING MATTERS OR THE CONDITION OR EXISTENCE OF ANY SURFACE AREAS, PRIOR WORKINGS, COAL SEAMS, WORK PLACES, REFUSE DISPOSAL AREAS, STRUCTURES, FACILITIES, FIXTURES, EQUIPMENT OR OTHER MATTERS RELATING TO THE PREMISES, THE COAL, THE WORK OR THE STEYER MINE.

         Section 2.2 -- Representations and Warranties of Independent Contractor. As a material inducement for AWVMC to enter into this Agreement, Independent Contractor represents and warrants to AWVMC as follows:

         (a) Independent Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Independent Contractor has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Independent Contractor, is a valid and binding obligation of Independent Contractor and is enforceable against Independent Contractor in accordance with its terms, subject only to bankruptcy, insolvency and other laws affecting creditors' rights generally. The execution, delivery and performance of this Agreement by Independent Contractor will not, with or without the lapse of time or the giving of any notice, or both, result in any breach, default or violation by Independent Contractor of any law, rule, regulation or agreement or other commitment to which Independent Contractor is a party or by which it is bound.

         (b) Neither Independent Contractor nor any of its assets are subject to any judgment, order, writ, decree, citation or injunction. Independent Contractor is not a party to any judicial, administrative, investigative or arbitration proceeding, now pending, or to the best of its knowledge, threatened, which could have a material adverse impact on this Agreement or its ability to perform the Work under this Agreement.

         (c) Independent Contractor is in the business of underground coal mining, has substantial experience as an underground coal mine operator, and has personnel that are knowledgeable regarding and have substantial experience in underground mining conditions similar to those in the Steyer Mine.

         (d) Independent Contractor has and will continue to have throughout the term of this Agreement sufficient working capital, machinery, equipment and skilled personnel to perform and complete the Work under this Agreement, including, without limitation, the production of the monthly tonnages of Coal from the Premises contemplated by this Agreement and in accordance with the Specifications (as hereinafter defined).

         (e) Independent Contractor has carefully inspected and examined and is familiar with the Premises, all areas surrounding the Premises, and the facilities, equipment, fixtures and workings of the Steyer Mine, and has not relied upon any oral or written statements or information made or furnished by AWVMC in determining whether or not to enter into this Agreement.

         (f) Independent Contractor has fully informed itself as to all existing conditions and limitations of the Premises, all areas surrounding the Premises, the facilities, equipment, fixtures and workings of the Steyer Mine, and all laws, ordinances, rules, regulations, dangerous conditions, prior mining, location of old workings and latent dangers that may affect the Work to be performed under this Agreement, and hereby accepts those conditions and limitations and the risks associated therewith.

         (g) All of the issued and outstanding shares of capital stock of Independent Contractor are owned and held of record by David Maynard.

                                   ARTICLE III

                                Mining Operations

         Section 3.1 -- Use of Existing Fixed Assets and Equipment. In the performance of the Work hereunder, Independent Contractor shall have the right to use, without payment of further rental, all of the existing fixed assets and equipment that are in or on the Premises or the Steyer Mine and which are identified and described on Exhibit B (collectively, the "Existing Assets"). The Existing Assets shall not include the Leased Equipment or the Parts and Supplies (as such terms are hereinafter defined). Independent Contractor and AWVMC agree that the map attached to Exhibit B (and marked Exhibit B-1) fairly and accurately represents the location of and extent to which that portion of the Existing Assets consisting of advancement items have been used in the Steyer Mine. The Existing Assets are and shall at all times remain the property of AWVMC.

         Section 3.2 -- Lease of Equipment. AWVMC hereby leases to Independent Contractor, and Independent Contractor hereby leases from AWVMC, the following three items of equipment (hereinafter collectively the "Leased Equipment"):

Equipment Description                Serial No.         Monthly Equipment Rental
NMS 6 Wheel Personnel Car            15400100                  [*](1)
Stamler Feeder Breaker                  12233                  [*](1)
Misc. Rail Equipment                      N/A                  [*](1)
Rebuilt Stamler Feeder                  11462                  [*](1)


The term of this equipment lease shall begin on the Effective Date and, unless sooner terminated as provided herein or under applicable law, shall continue in full force and effect until the Termination Date, at which time said equipment lease shall expire. The monthly rental for the each item of Leased Equipment is set forth above (the "Equipment Rental"). The Equipment Rental shall be paid by Independent Contractor to AWVMC on the 10th day of each month for the use of Leased Equipment for the immediately preceding calendar month. Independent Contractor shall pay the Equipment Rental to AWVMC for each item of Leased Equipment for so long as AWVMC is obligated to make payments on such Leased Equipment to a third party or parties and until AWVMC has fully recovered any and all amounts paid by it in respect of such Leased Equipment, including, without limitation, amounts paid to purchase or buy such Leased Equipment. AWVMC shall have the right to deduct the Equipment Rental from the payment of the Contract Price under Section 5.2. The Equipment Rental shall be prorated for any period of less than one month based on the number of days this equipment lease is in effect for any such month and the number of days in such month. AWVMC shall have the right to terminate this



--------
1 Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

equipment lease in the event Independent Contractor fails to perform any covenant set forth in this Agreement with respect to the Leased Equipment upon ten (10) days written notice to Independent Contractor.

         Section 3.3 -- Parts and Supplies. AWVMC has an inventory of parts and supplies at the Steyer Mine. AWVMC shall prepare a list of the unused parts and supplies on the Effective Date (the "Parts and Supplies"). Independent Contractor shall purchase the Parts and Supplies at their fair market value as agreed upon by the parties (the "Parts and Supplies Purchase Price"). The Parts and Supplies Purchase Price shall be paid by Independent Contractor to AWVMC in six (6) equal, consecutive monthly installments beginning on the 25th day of the month following the month of the Effective Date and continuing on the 25th day of the next five succeeding months. AWVMC shall have the right to deduct each installment of the Parts and Supplies Purchase Price from the payment of the Contract Price under Section 5.2.

         Section 3.4 -- Construction and Maintenance. Independent Contractor, at its sole cost and expense, covenants and agrees with AWVMC that Independent Contractor shall be solely responsible in all respects for the construction, installation, inspection, maintenance and repair of all facilities, structures, fixtures and equipment situate within, near or in the vicinity of the Premises which are used by Independent Contractor in the performance of the Work under this Agreement, including, without limitation, the Existing Assets and the Leased Equipment. Independent Contractor shall obtain the prior written approval of AWVMC before commencing construction of facilities, structures, fixtures, roads or utilities on the Premises.

         Section 3.5 -- Machinery, Equipment, Supplies and Tools. In addition to the Existing Assets, the Leased Equipment and the Parts and Supplies, Independent Contractor shall, at its sole cost and expense, furnish all of the machinery, equipment, assets, parts, supplies, fuel and tools that may be required to perform Work under this Agreement (the "Independent Contractor's

Machinery and Equipment"). Independent Contractor agrees to at all times keep and maintain its Machinery and Equipment, the Existing Assets and the Leased Equipment in good and safe working order, condition and repair, ordinary wear and tear excepted, and in compliance with all applicable warranties or contractual obligations relating thereto and all federal, state, and local laws, rules, regulations and ordinances. The obligation of Independent Contractor to maintain and keep the aforementioned items in good working order, condition and repair (ordinary wear and tear excepted) includes performing, at Independent Contractor's sole cost and expense, all routine or scheduled maintenance thereof. In the event any of the Existing Assets or the Leased Equipment must be rebuilt to stay in service or for productivity or safety reasons, Independent Contractor shall have the right to purchase the same from AWVMC at its fair market value as agreed upon by AWVMC and Independent Contractor. If the parties are unable to agree upon fair market value or Independent Contractor elects not to purchase the Existing Asset or Leased Equipment, as the case may be, Independent Contractor shall, at its sole cost and expense, remove the same from the Steyer Mine and purchase, lease or otherwise acquire substitute equipment.

         Section 3.6 -- Expense of Operations; Utilities. All costs, expenses and liabilities accruing or resulting from the Work performed under this Agreement shall be borne by Independent Contractor, and AWVMC shall have no responsibility therefor. Independent Contractor shall, at its sole cost and expense, obtain and supply to the Steyer Mine all utilities necessary for the performance of the Work.

         Section 3.7 -- Diligence. Independent Contractor agrees to diligently prosecute the Work in a skillful and workmanlike manner in accordance with modern and approved mining methods, and to use only competent, skilled personnel and management. Independent Contractor shall perform the Work so as to produce and recover the maximum quantities of merchantable and mineable coal from the Bakerstown seam in, on and underlying the Premises. Independent Contractor acknowledges and understands that AWVMC has the right to mine the coal under and pursuant to the instruments identified and described on Exhibit C attached hereto and made a part hereof (the "Instruments"). Independent Contractor acknowledges that AWVMC has provided Independent Contractor with a copy of each of the Instruments, and represents that it has reviewed and understands the terms and conditions in the Instruments. Independent Contractor shall conduct the Work and all activities associated therewith in accordance with the Instruments and the terms and conditions therein.

         Section 3.8 -- Notice of Suspended Operations. Independent Contractor shall report promptly in writing to AWVMC any suspension, slowdown or interference with any aspect of the Work, and shall specifically identify the reasons therefor and the expected duration thereof.

         Section 3.9 -- Engineering Services. The parties hereto agree that AWVMC has the right, but not the duty, to furnish such engineering services as may, in its judgment, be required to protect AWVMC's interest in the Coal and the Premises.

         Section 3.10 -- Purchase and Removal of Equipment. Upon the expiration or termination of this Agreement, AWVMC shall have the right to purchase all or any part of the Independent Contractor's Machinery and Equipment (other than Machinery and Equipment used on the surface at the Steyer Mine) at a price equal to eighty percent (80%) of fair market value as determined in writing by an appraiser mutually agreed upon by AWVMC and Independent Contractor, which determination shall be final and binding upon the parties hereto (the "Machinery and Equipment Purchase Price"). AWVMC shall exercise its rights hereunder by providing written notice to Independent Contractor within thirty (30) days of the expiration or termination hereof. AWVMC shall pay the Machinery and Equipment Purchase Price to Independent Contractor upon delivery by Independent Contractor of a bill of sale and assignment, reasonably acceptable to AWVMC, transferring the Independent Contractor's Machinery and Equipment which AWVMC is purchasing under this
Section 3.10 free and clear of all liens and encumbrances. In the event AWVMC does not exercise its option to purchase all of Independent Contractor's Machinery and Equipment, Independent Contractor shall remove the Machinery and Equipment not purchased hereunder within ninety (90) days of AWVMC's notice to Independent Contractor.

         Section 3.11 Water Sampling. AWVMC agrees to perform all water sampling and related reporting required under the Permits. Independent Contractor shall pay AWVMC the sum of $400.00 per month for such water sampling services. Said fees shall be paid on the 10th day of each month for the water sampling services provided in the previous month. AWVMC shall have the right to deduct said fees from the payment of the Contract Price under Section 5.2.

                                   ARTICLE IV

                  Production, Specifications and Transportation

         Section 4.1 -- Source of Coal. Independent Contractor covenants and agrees that (i) the Coal delivered to the Processing Plant pursuant to this Agreement shall be produced solely from the Bakerstown seam in, on and underlying the Premises, (ii) it shall not commingle any coal mined or removed from other properties with the Coal mined and removed from the Premises, and
(iii) it shall not tender, deliver or sell any of the Coal mined from the Premises to any person or entity without the prior written consent of AWVMC.

         Section 4.2 -- Production and Specifications. During each calendar month during the term of this Agreement, Independent Contractor shall produce from the Premises and deliver to the coal processing plant owned and operated by Mettiki Coal Corporation, a Delaware corporation ("Mettiki"), located at Mettiki's mine near Oakland, Maryland (the "Processing

Plant") between [*](2) and [*](2) tons (one ton equals 2,000 pounds) of Coal as designated in writing by AWVMC to Independent Contractor at least five (5) days prior to the beginning of such calendar month. AWVMC shall have the right, from time to time during each calendar month, to increase or decrease the designated tonnage amount based on amounts required to be delivered under the Mettiki Agreement. Independent Contractor agrees that the Coal delivered hereunder shall meet, based on an as-received analysis performed by Mettiki pursuant to that certain Coal Processing and Transportation Agreement dated April 17, 1997, between Mettiki, Anker Energy Corporation and AWVMC (the "Mettiki Agreement"), the guaranteed quality specifications set forth on Exhibit D attached hereto and made a part hereof (the "Specifications"). The method of sampling and resulting analyses as set forth in and determined under the Mettiki Agreement shall be final, conclusive and binding for all purposes of this Agreement.

         Section 4.3 -- Annual and Monthly Volume Estimates. On or before February 1 of each year during the term of this Agreement, Independent Contractor shall provide to AWVMC a non-binding written forecast of the volumes of Coal which Independent Contractor expects to produce pursuant to this Agreement and deliver to the Processing Plant during the next twelve (12) months. On or before the twentieth (20th) day of each month during the term of this Agreement, Independent Contractor shall provide to AWVMC a written estimate of the volumes of Coal which Independent Contractor will deliver to the Processing Plant each day during the following month.

         Section 4.4 -- Stockpiling and Transporting Coal. Independent Contractor shall, at its sole cost and expense, stockpile the Coal mined under this Agreement on areas within the Premises as designated by AWVMC (the "Coal Stockpile Area"). Independent Contractor shall,


----------
2 Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

at its sole cost and expense, load the Coal into trucks at the Coal Stockpile Area and transport the Coal from the Coal Stockpile Area to the Processing Plant. Independent Contractor shall have the right to engage an independent contractor to truck the Coal from the Coal Stockpile Area to the Processing Plant. In the event Independent Contractor elects to engage a contract trucking company for such purpose, Independent Contractor shall require the contract trucking company to agree to abide by the minimum trucking guidelines specified on Exhibit E attached hereto and made a part hereof.

         Section 4.5 -- Stockpiling and Trucking Refuse. Independent Contractor shall stockpile all rock, slate, refuse or other material removed as part of the Work performed under this Agreement (the "Refuse") on areas within the Premises as designated by AWVMC (the "Refuse Stockpile Area"). Independent Contractor shall, at its sole cost and expense, load the Refuse from the Refuse Stockpile Area into trucks and transport and dispose of the Refuse on an area or areas designated by AWVMC (the "Refuse Disposal Area"). Independent Contractor shall, at its sole cost and expense, distribute the Refuse within the Refusal Disposal Area and maintain such Area in accordance with all applicable federal and state laws, rules, regulations, ordinances and permits, including, without limitation, the Permits. Independent Contractor shall have the right to engage an independent contractor to truck the Refuse from the Refuse Stockpile Area to the Refuse Disposal Area and to maintain such Refuse Disposal Area. In the event Independent Contractor elects to engage a contract trucking company for such purpose(s), Independent Contractor shall require the contract trucking company to agree to abide by the minimum trucking guidelines specified on Exhibit E attached hereto and made a part hereof.

         Section 4.6 -- Weights. For purposes of this Agreement, the weight of the Coal delivered to the Processing Plant shall be the weight determined by the truck scales located near the Processing Plant or such other scales or engineering method or methods agreed upon by

AWVMC and Mettiki pursuant to the Mettiki Agreement. The weight of the Coal so determined shall be deemed valid, conclusive and binding for all purposes under this Agreement. For a period of one year, AWVMC shall keep a record of the weights of all Coal delivered by Independent Contractor. AWVMC shall use its best efforts to enable Independent Contractor, during regular business hours, and at Independent Contractor's expense, to observe, inspect and verify that the accuracy of Mettiki's scales and records of weights.

         Section 4.7 -- Tonnage Shortfall Penalties. Independent Contractor acknowledges and understands that AWVMC is obligated to deliver certain minimum tonnages of Coal to Mettiki under the Mettiki Agreement. For purposes of this Agreement, "Tonnage Shortfall" shall mean the actual aggregate tons of coal processed by Mettiki at the Processing Plant and delivered to the Mount Storm Power Station less the actual aggregate tons of Coal delivered by AWVMC to Mettiki under the Mettiki Agreement. Independent Contractor acknowledges and understands that AWVMC is required to pay Mettiki [*](3) per ton for each ton by which the Tonnage Shortfall, if any, exceeds [*](3) As of March 31, 1999, the "Tonnage Shortfall" under the Mettiki Agreement equals approximately [*](3) tons. Each month during the term of this Agreement, AWVMC shall notify Independent Contractor of the current Tonnage Shortfall. As a material inducement to AWVMC entering into this Agreement and in consideration for the Contract Price to be paid by AWVMC to Independent Contractor, Independent Contractor hereby agrees that it shall reimburse AWVMC one-half (1/2) of any amounts that AWVMC is actually pays or incurs under the Mettiki Agreement with respect to the Tonnage Shortfall. AWVMC shall have the right to such amounts which Independent Contractor is required to pay AWVMC under this Section 4.7 from the payment of the Contract Price under Section 5.2.


----------
3 Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

         Section 4.8 - Failure to Meet Specifications. Independent Contractor agrees to mine, produce and deliver to the Processing Plant Coal which meets the Specifications. AWVMC reserves the right, at its expense, to keep and maintain inspector(s) to inspect each shipment of the Coal, and AWVMC shall have the right to reject or revoke its acceptance of all or any portion of any unacceptable shipment of the Coal which such inspector determines has foreign material, trash, excess moisture, slate, rock or other impurities and is not of merchantable and saleable quality. If AWVMC determines, in its sole and absolute discretion, that a shipment of Coal is unacceptable, then AWVMC shall have the right to refuse or revoke its acceptance of all or any portion of the unacceptable shipment, and AWVMC shall have no obligation to pay Independent Contractor for any of the Coal for which AWVMC's acceptance is either refused or revoked. In the event AWVMC refuses to accept or revokes its acceptance of any Coal under this Agreement, Independent Contractor shall have the right to purchase such unacceptable Coal from AWVMC, at the point of rejection, at a price negotiated by Independent Contractor and AWVMC at the time of rejection. Only upon purchase and payment therefor shall title to such Coal pass to Independent Contractor. In the event any Coal delivered to the Processing Plant is not accepted by AWVMC or Mettiki, Independent Contractor shall, at its sole cost and expense, be responsible for loading and transporting such Coal from the Processing Plant to the Steyer Mine or such other location mutually agreed upon by AWVMC and Independent Contractor.

         In addition to the foregoing, if Coal delivered to the Processing Plant over any ten (10) day period fails to meet the Specifications, AWVMC may provide to Independent Contractor notice of such noncompliance and request that Independent Contractor provide to AWVMC assurances satisfactory to AWVMC that future Coal shipments will comply with the Specifications. Pending receipt of such assurances, or in the event Independent Contractor provides assurances but any subsequent shipments over any ten (10) day period fail to meet the

Specifications, AWVMC may direct Independent Contractor to suspend further shipments of Coal. Before permitting Independent Contractor to resume regular shipments, AWVMC may insist that Independent Contractor demonstrate its ability to perform in the future by shipping two (2) consecutive provisional shipments (each not less 2,000 tons) which meet all of the Specifications. Shipments suspended pursuant to this Section 4.8 may be made up at AWVMC's option. Sampling, analysis and testing of the Coal in the provisional shipments shall be conducted prior to shipment to the Processing Plant by an independent firm acceptable to AWVMC and shall be in accordance with commercially reasonable procedures acceptable to AWVMC. Independent Contractor shall bear the cost and expense of such sampling, analysis and testing. Independent Contractor promptly shall provide AWVMC with the written results of such analysis and tests. If the results of the analysis and tests show that Coal in any of the provisional shipments fails to comply with one or more of the Specifications, Independent Contractor shall not ship any portion of such Coal to the Processing Plant and AWVMC shall not be required to pay for such Coal.

         In the event that (i) Independent Contractor fails or refuses to provide the assurances requested pursuant to this Section 4.8 within three (3) calendar days after receiving AWVMC's notice and request for such assurances,
(ii) Independent Contractor fails to ship two (2) consecutive provisional shipments as provided above which meet all of the Specifications, or (iii) during one of three (3) consecutive months following the month in which the problem giving rise to the noncompliance is corrected, Coal delivered to the Processing Plant fails to comply with any of the Specifications, AWVMC, in the exercise of its sole judgment, may, in addition to and not in lieu of any other remedy, (a) cancel and/or suspend receipt of further shipments of Coal to the Processing Plant and/or (b) immediately terminate this Agreement. Independent Contractor acknowledges and agrees that the exercise by AWVMC of its rights set forth in this Section 4.8 shall in no way reduce, alter or modify AWVMC's rights to receive sums under
Section 4.7 for a shortfall in Coal tonnage.

         Section 4.9 -- Title to Coal, Depletion. Independent Contractor acknowledges and agrees that title to all Coal mined under this Agreement shall be vested in AWVMC and Independent Contractor shall have no right to dispose of any of the Coal except after purchasing such Coal as provided in Section 4.8 above. Unless otherwise expressly provided herein, Independent Contractor shall not acquire and shall not have an economic interest in any of the Coal and AWVMC shall have the full right to claim depletion for income tax or other purposes with respect to all of the Coal mined, produced and delivered hereunder. Independent Contractor expressly acknowledges and agrees that it will make no claim whatsoever to depletion for income tax or any other purposes with respect to the Coal mined under this Agreement and acknowledge that AWVMC's exclusive right to depletion for any and all purposes was taken into account by the parties hereto in fixing the Contract Price under this Agreement.

         Section 4.10 -- Premiums and Penalties. If AWVMC actually receives a premium payment for any Coal delivered from the Premises to the Processing Plant under the Mettiki Agreement, AWVMC shall pay to Independent Contractor an amount equal to [*](4) of such premium payment within twenty (20) days of receipt of the same by AWVMC. If AWVMC actually pays a penalty for any Coal delivered from the Premises to the Processing Plant under the Mettiki Agreement, Independent Contractor shall pay to AWVMC an amount equal to [*](4) of such penalty within twenty (20) days of receipt by Independent Contractor of written notice of such penalty from AWVMC. AWVMC shall have the right to deduct such amount from the payment of the Contract Price under Section 5.2.


----------
4 Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

         Section 4.11 -- Boundaries. Independent Contractor shall fully comply with all federal, state and local laws, regulations, rules, ordinances and the Permits regarding any matter relating to mining near the boundaries of the Premises. Notwithstanding the foregoing, however, Independent Contractor shall not, except with the prior written consent of AWVMC, mine any Coal within sixty
(60) feet of the outside boundaries of the Premises or within two hundred (200) feet of any mine workings in or adjacent to the Premises, and Independent Contractor shall not cut any boundary corner on the Premises except with the prior written consent of AWVMC. In the event such consent is given by AWVMC, Independent Contractor shall use such precautions as are necessary to preserve and monument the location of such boundary corner as AWVMC may require.

                                    ARTICLE V

                                     Payment

         Section 5.1 -- Contract Price. In consideration for the Work performed by Contractor hereunder, AWVMC shall pay Independent Contractor the per ton amount (the "Contract Price") for each ton of Coal which meets the Specifications and is delivered to the Processing Plant during the periods set forth below:

Period                                                        Contract Price
------                                                        --------------
Effective Date thru December 31, 2000                         [*](5)/ton of Coal
January 1, 2000 thru December 31, 2000                        [*](5)/ton of Coal
January 1, 2001 thru December 31, 2001                        [*](5)/ton of Coal
January 1, 2002 thru December 31, 2002                        [*](5)/ton of Coal


In the event AWVMC receives a net positive benefit as a result of an inflation adjustment under the Mettiki Agreement, the parties agree to discuss an adjustment of the Contract Price such that


----------
5 Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

a portion of the net positive benefit received by AWVMC is shared with or passed on to Independent Contractor.

         Section 5.2 -- Payment. For Coal delivered to the Processing Plant and accepted by AWVMC between the 1st and 15th day of each calendar month during the term of this Agreement, AWVMC shall pay Independent Contractor the Contract Price for such Coal on or before the 10th day of the next succeeding calendar month. For all Coal delivered to the Processing Plant and accepted by AWVMC between the 16th and last day of each calendar month during the term of this Agreement, AWVMC shall pay Independent Contractor the Contract Price for such Coal on or before the 25th day of the next succeeding calendar month. Each payment shall be accompanied with a statement showing the amount of Coal delivered to the Processing Plant and accepted by AWVMC during the applicable period and the deductions from the Contract Price.

         Section 5.3 -- Sale of Refuse. AWVMC may, from time to time, attempt to sell all or part of the Refuse from the Refuse Stockpile Area prior to it being deposited in the Refuse Disposal Area. In the event AWVMC sells all or a part of the Refuse from the Refuse Stockpile Area, Independent Contractor agrees to load such Refuse from the Refuse Stockpile Area into trucks and AWVMC agrees to pay Independent Contractor an amount equal to $1.50 per ton for each ton of Refuse from the Refuse Stockpile Area sold by AWVMC. Independent Contractor acknowledges and agrees that AWVMC has no obligation to market or sell, or attempt to market or sell, any Refuse. The services provided by Independent Contractor under this Section 5.3 shall be deemed a part of the Work hereunder.

                                   ARTICLE VI

                             Relationship of Parties

         Section 6.1 -- Independent Contractor. It is expressly agreed and understood that Independent Contractor shall perform the Work specified in this Agreement as an independent contractor. Subject to AWVMC's right to designate the areas to be mined, the Coal and Refuse Stockpile Areas, and the mining plans to be used under this Agreement, Independent Contractor shall exercise exclusive direction and control over its work force and labor relations policies and direct the manner, method, mode of performance and all other aspects of the Work. Independent Contractor expressly agrees that it shall not represent or hold itself out as an affiliate, subsidiary, partner, joint venturer, representative or agent of AWVMC, and further agrees to indemnify, hold harmless and defend AWVMC against any claims, of whatever kind, arising from any act or representation of it contrary to the provisions of this Section 6.1. This covenant of indemnity shall survive the termination or expiration of this Agreement.

         Section 6.2 -- Employees. The employees of Independent Contractor shall be its employees and not the employees of AWVMC. Independent Contractor shall exercise complete and exclusive control over and responsibility for all aspects of hiring, employment, supervision, direction, hours, working conditions, compensation, discipline and discharge for all individuals engaged to perform the Work under this Agreement. Independent Contractor shall comply with all present and future federal, state and local laws, ordinances, rules and regulations pertaining to the duties and obligations arising out of the employer-employee relationship, including, without limitation, unemployment compensation, Social Security, withholding taxes, State Workers' Compensation, wage and hour laws, wage payment and collection laws, federal and state safety laws, occupational disease compensation and all other applicable rules and regulations promulgated thereunder. Independent Contractor shall maintain accurate supporting records showing evidence of its compliance with the requirements set out in this Section 6.2 and shall make these records available to AWVMC for inspection upon request, and Independent Contractor shall certify to AWVMC, on a quarterly basis, in writing, Independent Contractor's compliance therewith on all Coal produced and tendered under this Agreement.

                                   ARTICLE VII

              Inspection, Record Keeping and Reporting Requirements

         Section 7.1 -- Contemporaneous Access to the Premises. Independent Contractor acknowledges and agrees that AWVMC may place and install or cause to be placed and installed on the Premises various structures, equipment and materials, and may carry on, either directly or through other contractors, such other operations as AWVMC may deem necessary or desirable for its own purposes as long as it does not interfere with Independent Contractor's ability to perform the Work under this Agreement.

         Section 7.2 -- Inspection of the Premises. Independent Contractor acknowledges and agrees that AWVMC may, at all reasonable times, enter upon, inspect, map, sample, test and survey the Premises, the Coal and the Work being performed under this Agreement, and any other aspect of Independent Contractor's operations relating to this Agreement. Independent Contractor shall provide and maintain safe access to the Premises and cooperate with AWVMC in inspecting all portions of the Premises, the Coal and the Work performed hereunder.

         Section 7.3 -- Mining Plans. For the purpose of allowing AWVMC to coordinate the overall use and operations on the Premises, Independent Contractor shall, on an annual basis beginning on the Effective Date, prepare mining plans and projections for the next succeeding 12-month period and submit such plans and projections to AWVMC for its written approval. Independent Contractor shall not begin to perform Work in any area of the Premises unless and until AWVMC approves, in writing, such mining plans and projections. Upon approval of the mining plans and projections, Independent Contractor shall diligently follow such plans and projections in performing the Work under this Agreement. In the event Independent Contractor is unable to continue mining in accordance with the approved mine plan, Independent Contractor shall immediately notify AWVMC detailing the reasons why it cannot continue mining in accordance with such plans, and shall promptly submit a revised mine plan for approval by AWVMC.

         Independent Contractor shall employ a competent licensed land surveyor or registered professional engineer to make surveys, plans and maps of its operations within the Premises, and Independent Contractor shall furnish AWVMC promptly with two (2) copies of all maps required by any federal, state or local law, rule or regulation. In addition, on or before the 5th day of each month during the term of this Agreement, Independent Contractor shall provide AWVMC with an up-to-date mine map showing the advancement for the preceding month and the mine plan for the next succeeding 1-month period.

         Section 7.4 -- Safety. AWVMC and Independent Contractor recognize the importance of safety procedures and safe working conditions. Independent Contractor agrees to comply with all present and future federal, state and local safety laws, ordinances, rules and regulations, and Independent Contractor shall ensure that its employees are trained in safe working procedures and shall cause its employees to abide by all safety and security rules in force on the Premises. AWVMC shall have the right (but not the obligation) to review the safety records of Independent Contractor on a quarterly basis. Independent Contractor agrees to indemnify, hold harmless and defend AWVMC against any claims, of whatever kind, arising from any act or omission to act by Independent Contractor contrary to the provisions of this Section 7.4. This covenant of indemnity shall survive the termination or expiration of this Agreement.

         Section 7.5 -- Testing and Reports. Independent Contractor shall maintain accurate records regarding the mining conditions encountered, drill cores, tests and sampling (the "Records"), and provide AWVMC or its representatives with copies thereof. Upon the termination or expiration of this Agreement, Independent Contractor shall promptly deliver to AWVMC all of such records.

         Section 7.6 -- Books of Account and Records. Independent Contractor shall at all times maintain accurate books and records of account covering the Work performed under this Agreement in accordance with generally accepted accounting principles. AWVMC shall have the right, within five (5) days of written request by AWVMC, to inspect, audit and copy Independent Contractor's books and records for the purpose of verifying compliance with all terms, conditions and provisions of this Agreement. Independent Contractor shall keep and preserve such books and records for at least five years after the termination or expiration of this Agreement.

         Section 7.7 -- Confidentiality of Information. Independent Contractor acknowledges that in performing the Work under this Agreement it will have access to proprietary information and trade secrets of a confidential nature pertaining to AWVMC, its affiliates and their businesses, the Premises and the Steyer Mine. Independent Contractor agrees that it shall treat all maps, plans, data, reports, drilling logs, core samples, leases and other information relating to AWVMC and its business, the Premises or the Steyer Mine (the "Information") as confidential, and it shall not divulge, transmit or otherwise disclose any of the Information to any person, firm, corporation or other entity unless at the time of disclosure to Independent Contractor, the information was public knowledge or becomes public knowledge through no act of Independent Contractor. Upon the termination or expiration of this Agreement for any cause whatsoever, Independent Contractor shall promptly deliver to AWVMC all of the Information given to Independent Contractor.


                                  ARTICLE VIII

          Observance of Laws, Regulations and Other Legal Requirements

         Section 8.1 -- Conformity with Laws. Independent Contractor agrees that in performing the Work under this Agreement, particularly in the actual mining process and in regard to its responsibility for the construction, installation, inspection, maintenance and removal, if necessary, of all facilities, structures, and equipment used in or about the Premises, it shall be familiar with and shall fully obey and comply with all applicable federal, state and local laws and ordinances, and with all applicable rules, regulations, orders and directives of any federal, state or local official, agency or department relating to such mining operations and activities or to such facilities, structures, land areas, utilities, equipment and including, without limitation, all such laws, ordinances, rules, regulations, orders and directives now in effect or hereafter made, promulgated, enacted or issued.

         Section 8.2 -- Permits and Bonds. Following the execution of this Agreement, Independent Contractor shall diligently seek to obtain all approvals and consents from any federal, state or local governmental agency to Independent Contractor performing the Work on the Permits, including, without limitation, an operator reassignment of the Permits with the Maryland Bureau of Mines or other applicable state or federal agency. Upon termination of this Agreement, Independent Contractor shall surrender or relinquish the operator reassignment with the Maryland Bureau of Mines. Independent Contractor shall comply with all permits, including, without limitation, the Permits, required to perform the Work, and Independent Contractor shall perform all remedial or abatement work and pay all fines and assessments related to its failure to comply therewith. Independent Contractor shall not be responsible for violations of the Permits prior to the Effective Date. Copies of all applications made to and of all licenses, permits, bonds, amendments, modifications, inspection reports and compliance, non-compliance or other orders issued by any governmental authority, and any plans and maps or other information compiled, made and filed by Independent Contractor with or furnished to any governmental authority or communication had therewith concerning any of the foregoing shall be made available to AWVMC before they are filed with or furnished to the governmental authority or immediately upon receipt from any governmental authority. Independent Contractor shall indemnify, hold harmless and defend AWVMC and its affiliates from and against all claims, costs and expenses, including reasonable attorneys' fees, in connection with or arising out of these documents or any dispute relating to these documents that may occur during the term of this Agreement. This covenant of indemnity shall survive termination or expiration of this Agreement.

         Section 8.3 -- Citations or Penalties. Independent Contractor shall be solely responsible and liable for the complete and timely payment of any and all citations, assessments, penalties or fines imposed by any federal, state or local agency for the violation of any federal, state or local law, ordinance, rule or regulation arising out of or relating, directly or indirectly, to the Work performed under the Agreement. Independent Contractor shall not jeopardize any of the Permits or any other permit held, if any, by AWVMC, Independent Contractor, or its and their affiliates, contractors or lessees. Independent Contractor shall be totally and solely responsible for and shall hold harmless, indemnify and defend AWVMC from and against any and all liability for any citations, assessments, fines, damages, withdrawal orders or civil and criminal penalties assessed against either Independent Contractor or AWVMC which are caused, directly or indirectly, in whole or in part, by the actions or omissions of Independent Contractor, its employees, agents, contractors or representatives. In the event that AWVMC or Independent Contractor is assessed, fined or penalized for any violation arising out of Independent Contractor's conduct, or the conduct of its agents, contractors or representatives, AWVMC may, in its sole direction, settle or pay such assessment, fine or penalty without Independent Contractor's prior approval, and AWVMC may deduct and withhold from any monies due or which shall become due in the future to Independent Contractor for Work performed under the Agreement an amount sufficient to cover any such assessments, fines and penalties, together with expenses, including reasonable attorneys' fees, incurred. If, regardless of the reason, such citations or assessments should go unresolved and any of AWVMC's mining related permits are canceled, revoked, suspended, terminated or withdrawn, Independent Contractor shall be liable to AWVMC for all costs, expenses, losses and damages, including, without limitation, attorneys' fees, directly or indirectly, incurred by such permit cancellation, revocation, suspension, termination or withdrawal. Independent Contractor reserves the right to lawfully contest any such fine or assessment provided it does not jeopardize the mining operations contemplated under this Agreement.

         Section 8.4 -- Drainage and Grading. Independent Contractor shall be solely responsible for draining and grading all surface areas related to the Permits and shall control surface run-off as required by the Permits and any federal, state or local law, rule or regulation, or as reasonably required by AWVMC.

         Section 8.5 -- Fees and Taxes. Except as expressly provided in Section
8.6 below, Independent Contractor shall make complete and timely payment of all federal, state and local fees and taxes which may be imposed or assessed against it, its operations hereunder, the Existing Assets, the Leased Equipment, Independent Contractor's Machinery and Equipment or the Premises in connection with the Work performed under this Agreement, including, without limitation, all payments or benefits arising from the Black Lung Benefits Reform Act of 1977, as amended, the workers' compensation fund or similar benefit program under the laws of the State of Maryland, personal property taxes, employment taxes, and income taxes. Personal property taxes shall be prorated on a calendar year basis for any period during this Agreement which is less than one calendar year. In the event Independent Contractor fails to pay any of such fees or taxes, AWVMC shall be entitled, at its option, to pay said fees or taxes and to recover the amount of such payment by deducting sufficient funds from sums due or which shall become due to Independent Contractor for Work performed under this Agreement.

         Section 8.6 - Excise, Reclamation and Severance Taxes. In addition to the Contract Price set forth in Section 5.1 above, AWVMC shall pay real property taxes assessed against the Premises, the federal excise tax payable under 26 U.S.C. Section 4121 with respect to the Black Lung Disability Trust Fund, the federal reclamation fees payable to the Office of Surface Mining and the severance taxes assessed by the State of Maryland on the Coal mined hereunder by Independent Contractor.

         Section 8.7 -- Liens. In the event any employee of Independent Contractor or any third party files a notice of intent to claim a lien upon any asset of AWVMC or any other property or interest of AWVMC as the result of Independent Contractor's non-payment of wages or other monies due to third parties, and in the event such lien or filing is demonstrated to be legally valid or enforceable, then AWVMC may, at its option, pay such employees or third parties directly and deduct the amount of such payment from any monies due or to become due to Independent Contractor under this Agreement. This provision shall not be construed as a promise for the benefit of any employee of Independent Contractor or any third party and shall not constitute an agreement by AWVMC to pay any such employee or third party.

         Section 8.8 Reclamation. AWVMC shall be responsible, at its sole cost and expense, for performing all reclamation of the Premises as required by the Permits and all applicable federal, state and local laws, rules and regulations. AWVMC shall indemnify, hold harmless and defend Independent Contractor from and against all claims, cost and expenses, including reasonable attorney's fees, incurred by Independent Contractor in connection with the reclamation of the Premises. This covenant of indemnity shall survive the expiration or termination of this Agreement.

                                   ARTICLE IX

                          Indemnification and Insurance

                  Section 9.1 -- Indemnification. Independent Contractor shall indemnify, hold harmless and defend AWVMC, its affiliates and its and their officers, directors, managers and employees from and against any and all suits, actions, liabilities, demands, losses, claims, awards, damages, fines, penalties, judgments, settlements, costs and expenses of every kind and nature, including, without limitation, the injury to or death of any person or persons, damage to or loss of property, or mining outside the Premises or otherwise, arising out of or relating, directly or indirectly, to (i) the acts or omissions of Independent Contractor, its officers, employees, agents or representatives in connection with any of its activities or operations under this Agreement, or
(ii) a breach or default by Independent Contractor of any covenant, section, representation, warranty or other term or condition of this Agreement, together with any and all costs and expenses, including reasonable attorneys' fees, that may be incurred by an indemnified party in connection with its defense. Independent Contractor shall defend the indemnified party, or, at the option of the indemnified party, pay to have the indemnified party defended, against all such suits, actions, liabilities, demands, losses, claims, awards, damages, fines, penalties, judgments, settlements, costs and expenses, whether groundless or not. The foregoing obligations shall be in addition to any other specific agreements or obligations in other sections of this Agreement, and shall survive the expiration or termination of this Agreement.

         Section 9.2 -- Insurance. Independent Contractor shall maintain, at its sole cost and expense, and shall require any subcontractors or other entities or individuals it may engage to perform the Work under this Agreement to maintain, at all times while performing the Work, and for a period of ninety (90) days after the expiration or termination of this Agreement, the insurance coverages set forth below with full policy limits applying, but not less than as stated:

                  a. Commercial general public liability and property damage insurance with each underlying limit being not less than (i) One Million Dollars in respect of bodily injury to or death of one person, (ii) Five Million Dollars in respect of bodily injury to or death of more than one person in any one occurrence, and (iii) One Million Dollars in respect of damage to or destruction of property.

                  b. Employer's liability insurance protecting against employee claims for bodily injury, intentional tort actions and all other employee claims against employers with each underlying limit being not less than One Million Dollars per person and Five Million Dollars for each occurrence.

                  c. Automobile bodily injury liability insurance in the same bodily injury liability limits as set forth in
                           Section 9.2.a. above, and automobile property damage liability insurance in an amount of not less than Five Hundred Thousand Dollars.

                  d. Workers' Compensation insurance, occupational disease insurance, including state and federal black lung coverage, unemployment compensation and all other insurance coverages for occupational injury, disease or hazards as required by the laws and regulations applicable to and covering employees of Independent Contractor engaged in the performance of Work under this Agreement.

Independent Contractor's obligation to obtain the insurance coverages as provided in this Section 9.2 shall not in any way be construed so as to limit, amend or otherwise modify its indemnity obligations as provided elsewhere in this Agreement.

         Section 9.3 -- Form of Insurance. All insurance coverages required under Section 9.2 above shall be with a reputable insurer, licensed to do business in the State of Maryland, and AWVMC shall have the right to approve such insurer. All policies or certificates of insurance obtained by Independent Contractor under this Agreement shall name AWVMC as an additional insured and shall contain a provision for notice to AWVMC of any overdue or unpaid insurance premium and thirty (30) days advance notice to AWVMC of any proposed cancellation or substantial change in coverage. Every insurance policy required under Section 9.3 above shall contain a waiver of subrogation by the insurer against AWVMC, its owners, affiliates and subsidiaries. Each policy of insurance shall be written as an "occurrence" contract unless the policy is available only on a "claims made" basis, in which case Independent Contractor shall continue such insurance policy for a period of two years after the expiration or termination of this Agreement.

         Section 9.4 -- Proof of Insurance Coverage. Independent Contractor shall furnish to AWVMC copies of all certificates and policies which provide the insurance coverages required by Section 9.2 above, including, but not limited to, copies of any bonds which may be required for such coverages, prior to commencing the Work under this Agreement and thereafter upon request by AWVMC. Independent Contractor shall also provide satisfactory written evidence to AWVMC that, if required by the laws of the State of Maryland, it has entered into appropriate trust or bonding arrangements setting aside or providing sufficient funds to assure payments of accrued back wages and fringe benefits to Independent Contractor's employees in the event Independent Contractor ceases operations under this Agreement.

         Section 9.5 -- Payment of Premiums. AWVMC shall have the right, in its sole discretion, to pay any overdue premium for the insurance coverages required of Independent Contractor under this Agreement, or to take out and maintain such insurance coverages, and AWVMC is hereby authorized to collect the cost of obtaining and maintaining any such insurance coverages from monies due to or to become due to Independent Contractor under the terms of this Agreement. Independent Contractor expressly agrees and acknowledges that its inability, failure, neglect or refusal to carry, maintain and keep current, at all times during the term of this Agreement, any of the insurance coverages required under this Agreement, and its inability, failure, neglect or refusal to be and remain at all times during the term of this Agreement a subscriber or self-insurer in good standing with the Maryland workers' compensation fund or other similar fund, state and federal black lung funds or any other occupational disease and disability insurance fund shall constitute a breach of this Agreement and give AWVMC the right, in its discretion, to terminate this Agreement pursuant to Article XI below.

         9.6 Reimbursement. AWVMC shall maintain property damage insurance coverage during the term of this Agreement on that portion of the Existing Assets and the Leased Equipment which is insured by AWVMC as of the Effective Date. In consideration for maintaining such insurance, Independent Contractor shall reimburse AWVMC a monthly amount which the parties shall agree upon as soon as possible. AWVMC shall have the right to deduct such agreed upon amount from the payment of the Contract Price as set forth under Section 5.2.

                                    ARTICLE X

                             Default and Termination

         Section 10.1 -- Default. Independent Contractor shall be in default of this Agreement upon the occurrence of any of the following events (each an "Event of Default"):

         a. Any breach or violation of, or failure to perform, any term, condition, provision, representation, warranty, covenant, stipulation or agreement set forth herein which is not cured within ten (10) days of Independent Contractor's receipt of written notice thereof from AWVMC;

         b. If any action by Independent Contractor in performing the Work under this Agreement, complying with any of the terms under this Agreement, or the presence of any agent, employee, contractor or representative of Independent Contractor upon the Premises, or the execution of this Agreement by it shall cause interference with or disrupt or threaten to interfere with or disrupt AWVMC's operations in any manner or the operations of any of AWVMC's affiliates, subsidiaries, or any other contractor(s), at any location whatsoever, for any reason, and if such interference, disruption or threat continues for ten (10) days after Independent Contractor's receipt of written notice from AWVMC;

         c. In the event Independent Contractor is adjudicated bankrupt or insolvent, whether through involuntary or voluntary proceedings, or if any receiver, trustee, assignee or other person or persons are appointed by any court to take charge of Independent Contractor's assets; or

         d. If any order, decree, judgment or directive is issued by any regulatory authority, tribunal or court revoking, suspending, terminating or withdrawing any of its mining related permits or bonds, whether secured in connection with mining on the Premises or not, or requiring Independent Contractor to cease mining operations for a period of more than ten (10) days, or if two such directives are issued in any calendar year, regardless of their duration.

         Section 10.2 -- Termination. In addition to and not in lieu of the right to terminate this Agreement as provided in other sections of this Agreement, AWVMC shall have the right to terminate this Agreement upon the occurrence of an Event of Default by giving written notice to Independent Contractor of such termination.

         Section 10.3 - Right to Cure. If Independent Contractor is in breach or default of any of the terms or conditions of this Agreement, whether or not said breach or default gives rise to an Event of Default, AWVMC shall have the right, but not the duty, to make any payment or to perform any act or complete or correct the Work required of Independent Contractor under this

Agreement and, in exercising such right, to incur, for and on behalf of Independent Contractor, necessary or incidental costs and expenses, including reasonable attorneys' fees. In exercising the foregoing right, AWVMC may offset and deduct all payments made and all costs and expenses incurred against such sums of money, if any, due or to become due to Independent Contractor under this Agreement and proceed against Independent Contractor under the provisions of
Section 9.1 relating to indemnity. AWVMC's right to cure Independent Contractor's default or breach as described in this Section 10.3 shall not imply any obligation on the part of AWVMC to make any payment or to perform any act required of Independent Contractor, and the exercise of such right by AWVMC shall not constitute a release or waiver of any default or breach by Independent Contractor.

         Section 10.4 -- Waiver of Performance or Default. The failure of either AWVMC or Independent Contractor to insist in any one or more instances upon strict performance of any of the covenants, terms or conditions imposed upon or assumed by either party under this Agreement, or the failure of AWVMC or Independent Contractor to exercise any particular option or right granted by the Agreement, shall not be construed as a waiver or relinquishment for the future performance of any such covenant, term or condition, or as to the exercise of any such option or right. Moreover, a waiver by either party of a default or breach hereunder must be in writing and shall not be deemed to be a waiver of any subsequent default or breach, and any delay in asserting a right hereunder shall not be deemed a waiver of such right. Nothing contained in this Agreement shall be construed as a waiver of any applicable statute of limitations.

         Section 10.5 -- Remedies. The rights and remedies of AWVMC set forth in this Agreement shall not be exclusive, but shall be taken and construed as cumulative and in addition to any and all other rights and remedies accorded to AWVMC at law or equity.


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
         Section 10.6 -- Sale of Property. In the event of an Event of Default, and for so long as the Event of Default shall continue, Independent Contractor shall not remove or permit to be removed or taken from the Premises any of Independent Contractor's Machinery and Equipment, and AWVMC shall have the right to sell or otherwise dispose of the same to the extent necessary to recover the amount of damages suffered by AWVMC as a result of the Event of Default.

         Section 10.7 -- Condition of the Premises. Upon the expiration or termination of this Agreement, for any reason, at the option of AWVMC, Independent Contractor shall leave the Premises in the same normal working condition, under which the Work was being performed.

         Section 10.8 -- Termination or Transfer of Permits and Licenses. No later than thirty (30) days after the expiration or termination of this Agreement for any reason whatsoever, or at such other time as AWVMC may direct, Independent Contractor shall release the licenses and permits required by law for the performance of the Work under this Agreement, if any, and take all other steps necessary to terminate such licenses or permits or, at AWVMC's option, to assign, transfer and convey these licenses or permits to AWVMC or its designee.

                                   ARTICLE XI

              Assignment, Subcontracting and Transfer of Ownership

         Section 11.1 -- Rights Personal to Independent Contractor. This Agreement is personal to Independent Contractor requiring the exercise of its own services, skills and judgment.

         Section 11.2 -- Assignment and Subcontracting. Except for engaging a contract trucking company to transport the Coal from the Coal Stockpile Area to the Processing Plant, to transport the Refuse from the Refuse Stockpile Area to the Refuse Disposal Area, and to maintain the Refuse Disposal Area, Independent Contractor shall not assign, subcontract or otherwise transfer or delegate all or any part of this Agreement, the Work, or any rights or interests herein without obtaining the prior written consent of AWVMC, which may be withheld by AWVMC in its sole



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
discretion. Independent Contractor shall not assign any monies due or to become due to it under this Agreement, nor shall it pledge, encumber or mortgage all or any part of its interests in this Agreement without the prior written consent of AWVMC, which may be withheld by AWVMC in its sole discretion.

         Section 11.3 -- Transfer of Ownership Interest. Except as specifically provided in this Section 11.3, without the prior written consent of AWVMC, which may be withheld by AWVMC in its sole discretion, no holder of any capital stock or other ownership interest in Independent Contractor shall sell, assign, give, pledge or otherwise transfer, whether voluntarily or by operation of law, any such capital stock or other ownership interest in Independent Contractor to any other person or entity. Additionally, without the prior written consent of AWVMC, which may be withheld by AWVMC in its sole discretion, Independent Contractor shall not cause or permit to be issued any additional equity or other ownership interest during the term of this Agreement. In the event AWVMC consents to the sale, assignment, gift, pledge or other transfer of any such capital stock or ownership interest, or to the issuance of any additional equity or other ownership interest in Independent Contractor, then Independent Contractor shall obtain the written agreement and consent of any such person or entity to whom the interest shall be conveyed or issued to be bound by the provisions of this Section 11.3. Notwithstanding the foregoing, David Maynard may transfer, assign or give shares of the capital stock of Independent Contractor to Suzie Maynard, David Ernest Maynard and Emily Gibson Maynard solely for estate planning purposes, provided that, after any such transfer, assignment or gift, David Maynard owns and controls throughout the term of this Agreement a majority of the issued and outstanding capital stock of Independent Contractor.

         Section 11.4 -- Waiver of Consent. In the event AWVMC consents to one or more assignments, subcontracts or other transfer of all or any part of this Agreement, the Work, or any rights or interests herein, or a transfer of any ownership interest in Independent Contractor, such consent shall not be construed as waiving the requirement of obtaining written consent to additional assignments, subcontracts or transfers, and no consent to assignment, subcontract or transfer shall relieve Independent Contractor of any obligations specified in this Agreement.

                                   ARTICLE XII

                                  Miscellaneous

         Section 12.1 -- Notices. Any and all notices, payments, reports, consents or other communications between the parties shall be in writing and deemed given and received on the date delivered personally, on the date deposited if sent by registered or certified United States mail, postage prepaid, return receipt requested, or on the date transmitted by facsimile, provided the same is also mailed on said date by registered or certified United States mail, postage prepaid, return receipt requested, to the parties at their respective addresses as set forth below, which addresses shall remain in effect until notice of change is given, in writing:

       If to AWVMC:                    Anker West Virginia Mining Company, Inc.
                                       2708 Cranberry Square
                                       Morgantown, WV  26508
                                       Telecopy No.: (304) 594-3695
                                       Attention:  President

       If to Independent Contractor:   Steyer Fuel, Inc.
                                       P. O. Box 549
                                       Dellslow, WV  26531
                                       Telecopy No.:  (304) 292-2770
                                       Attention:  Dave Maynard

         Section 12.2 -- Integration. This Agreement contains the entire understanding and agreement of the parties with regard to the transactions contemplated hereunder and it supersedes all prior agreements, arrangements and understandings between the parties relating to the subject matter of this Agreement.


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
         Section 12.3 -- Modification. This Agreement shall not be modified, changed or terminated, in whole or in part, except by written agreement, signed by all parties hereto or their respective successors-in-interest.

         Section 12.4 -- Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland.

         Section 12.5 -- Production is of the Essence. The time, quality and quantities of Coal production set forth in Article IV hereof are of the essence of this Agreement.

         Section 12.6 -- Headings. The headings appearing in this Agreement are for convenience of reference only and shall not be considered or construed as affecting in any way the meaning of the provisions of this Agreement.

         Section 12.7 -- Counterparts. This Agreement may, for convenience, be executed in several counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

         Section 12.8 -- Severability. In the event that any provision of this Agreement conflicts with the laws of the State of Maryland or any other jurisdiction, or is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deleted from the Agreement and the Agreement shall be construed to give effect to its remaining provisions.

         IN WITNESS WHEREOF, the parties have caused their corporate names to be signed hereto by their officers duly authorized.

                                ANKER WEST VIRGINIA MINING
                                COMPANY, INC.

                                By:      ___________________________________

                                Its:     ___________________________________

                                STEYER FUEL, INC.

                                By:      ___________________________________

                                Its:     ___________________________________







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